SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2012

Derma Sciences, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300

Princeton, NJ  08540

(609) 514-4744

(Address including zip code and telephone

number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

On July 12, 2012, Derma Sciences, Inc. (the “Company”) entered into a patent and technology license agreement (the “Agreement”) with Quick-Med Technologies, Inc. (“QMT”) relating to QMT’s proprietary anti-microbial technology (the “Technology”). The Company, pursuant to the prior patent and technology license agreement with QMT, dated March 23, 2007 (the “Prior Agreement”) and previously disclosed, has been utilizing the Technology in a series of wound care products, including conforming gauze, gauze sponges, gauze bandage rolls, gauze packing strips, oil emulsion acetate and Unna boot dressings, and intends to continue to do so under the Agreement.

Under the Agreement, QMT granted to the Company an exclusive, royalty-bearing right and license to make, use and sell products incorporating the Technology worldwide, except for India (the “Territory”). If the Company does not achieve the first commercial sale of a product incorporating the Technology in Europe and in Asia and Central and South America by certain dates, QMT has the right to, as its sole remedy, either terminate the Agreement or convert the exclusive license in the Territory to a non-exclusive license. Unless otherwise terminated pursuant to the Agreement, the term of the Agreement extends from July 12, 2012 (the “Effective Date”) until, with respect to each country in the Territory, the expiration of the last to expire of the Patent Rights (as defined in the Agreement) in that country.

The Company agreed to pay to QMT an upfront license fee of $1.3 million. In addition to the upfront license fee, royalties are payable to QMT based upon a sliding scale starting at 8.5% the Company’s net sales of products incorporating the Technology, less certain deductions (“Net Sales”) and declining as Net Sales increase. The Agreement also requires the Company to make certain milestone payments to QMT based upon the achievement of certain Net Sales levels for four consecutive calendar quarters.

In the event that, for a given calendar year, the Company fails to meet a minimum Net Sales requirement under the Agreement, QMT has the right, as its sole remedy, to either terminate the Agreement or convert the exclusive license in the Territory to a non-exclusive license, unless certain conditions are met.

In the event that QMT desires to sell the Technology, Patent Rights and Improvements (as defined in the Agreement) or QMT receives a bona fide offer from an unaffiliated third party to purchase the same during the term of the Agreement, the Company has the right of first negotiation or right of first refusal, respectively, relating to any such sale.

The Agreement supersedes the Prior Agreement in all respects, which was terminated as of the Effective Date.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

By:	/s/ John E. Yetter
John E. Yetter, CPA
Vice President and Chief Financial Officer

Date:  July 18, 2012